                                                                   Exhibit 99.1

                          [iBERIABANK Corporation LOGO]

                              FOR IMMEDIATE RELEASE
                                October 18, 2002


Contact:
Daryl G. Byrd, President and CEO  (337) 521-4003
John R. Davis, Senior Executive Vice President (919) 676-7641


IBERIABANK Corporation Reports Revenue And Earnings Growth

LAFAYETTE, LOUISIANA -- IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 115-year-old IBERIABANK (http://www.iberiabank.com), announced record operating earnings for the quarter ended September 30, 2002. For the quarter ended September 30, 2002, the Company earned $4.7 million, a 28% increase over the same period in 2001. On a per share basis, the Company earned $0.76 per diluted share, up 29% from the same period in 2001. The Company's results of $0.76 per diluted share exceeded average analyst expectations of $0.75 per share. For 11 consecutive quarters, the Company achieved record operating results that met or exceeded average analyst estimates. On a year-to-date basis, the Company earned $13.7 million or $2.23 per diluted share, up 28% over the same nine-month period in 2001.

     Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, "We are delighted to report solid earnings, particularly during a period that has been very challenging for many companies. Current economic conditions are providing a testing ground for companies to demonstrate their abilities to adapt to change and succeed. The dramatic changes we have experienced in economic cycles, interest rates, energy prices, and the whims of Mother Nature (Hurricane
Lili), demonstrate our proven ability to weather any storm. Producing solid record earnings during a period of adversity is a testament to the dedication of our associates, clients, and the communities we serve."

     The Company experienced good loan and deposit growth during the third quarter of 2002. Between June 30, 2002 and September 30, 2002, non-mortgage loans increased $29 million, or nearly 4%. Commercial loan volume accounted for the majority of the growth experienced during the quarter. Over the same period, total deposits grew $18 million, or nearly 2%. Transaction deposits accounted for the majority of the deposit growth. Average interest-bearing deposit costs declined 14 basis points in the third quarter of 2002 compared to the second quarter of 2002. The improvement was the result of a change in deposit mix and continued favorable repricing of certain time deposits. Similarly, average earning asset yield declined 14 basis points during the quarter as a result of downward pressure on loan and investment portfolio yields.

     The Company's tax-equivalent net interest margin held steady in the third quarter of 2002 at 4.58%, compared to the second quarter of 2002 and up 56 basis points from 4.02% in the third quarter of 2001. Total tax-equivalent revenues increased nearly 17% in the third quarter of 2002 compared to the same quarter last year and up nearly 2% compared to the second quarter of 2002. Noninterest income climbed 29% versus the same quarter last year, and up nearly 4% versus the second quarter of 2002. Total noninterest expense grew nearly 9% versus the same quarter last year, but up less than 1% versus the second quarter of 2002. The Company's tangible efficiency ratio (a measure of a bank's operating efficiency) remained fairly stable at 55.3% in the third quarter of 2002. By comparison, each of the three prior quarters the Company reported a tangible efficiency ratio in the range of 54.6% to 55.4%.

     The Company's provision for loan losses was $1.5 million in the third quarter of 2002, 38% higher than the level experienced in the same quarter last year, but down nearly 17% from the second quarter of 2002. The ratio of net charge-offs to average loans was 0.30% during the third quarter of 2002, down significantly from 0.64% in the second quarter of 2002 (0.43% excluding the Oilfield Service credit charge-off recorded during the second quarter) and 0.39% in the third quarter of 2001. The allowance for loan losses was 1.25% of total loans at September 30, 2002, compared to 1.21% at June 30, 2002 and 1.05% one year ago. Historically, the Company has used a very conservative definition of non-performing assets compared to peer institutions. The Company defines non-performing assets as non-accruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. Non-performing assets amounted to $7.8 million, or 0.54% of total assets, compared to 0.60% of total assets as of June 30, 2002, and 0.91% at year-end 2001. Non-performing assets declined by $5.1 million, or nearly 40%, since year-end 2001. Reserve coverage of non-performing loans more than doubled, from 160% at year-end 2001 to 354% at September 30, 2002.

     The remaining two largest commercial credits included in the non-performing classification represented approximately 53% of total non-performing assets. Both of these loans were moved into OREO during the fourth quarter of 2001 as the Company continued to make progress with respect to their collection. Properties for both commercial credits are carried at values below recent appraisals.

     Return on average assets was 1.29% for the third quarter of 2002, equivalent to the second quarter of 2002, but up 28 basis points from the same quarter last year. Return on average equity for the third quarter of 2002 was 12.99%, down 22 basis points from the second quarter of 2002, but up 231 basis points from the same quarter last year. Average equity grew nearly $3 million in the third quarter of 2002 compared to the second quarter. Since year-end 2001, the Company's period-end equity has grown nearly $9 million, or over 6%. On December 18, 2001, the Company announced a share repurchase program authorizing the purchase of up to 300,000 shares of IBERIABANK Corporation common stock over a one-year period. Through October 18, 2002, the Company purchased 201,100 shares under this latest program at a weighted average cost of $37.96 per share. The majority of shares purchased under this program were purchased during the latter half of the third quarter and the first few weeks of October. The Company has traditionally completed its share repurchase programs during the announced time periods. The Company's closing stock price on October 18, 2002 was $36.66, up 32% versus year-end 2001.

     Book value, or shareholders' equity, per share at September 30, 2002, was $24.71 and tangible book value per share was $18.59. These figures were up 9% and 12%, respectively, from one-year prior. The Company's Tier 1 Leverage Ratio was 7.53% at September 30, 2002 compared to 7.59% at June 30, 2002 and 6.92% one year ago.

     On September 23, 2002, the Company announced its intention to merge with Acadiana Bancshares, Inc. ("Acadiana"), the parent company for LBA Savings Bank in Lafayette, Louisiana. At June 30, 2002, Acadiana had $313 million in total assets, $211 million in deposits, and $28 million in equity. The Company anticipates merger consummation during the first quarter of 2003, subject to the approvals of Acadiana's shareholders and regulatory authorities.

     The Company reaffirms previously stated guidance for anticipated annual earnings for the year of 2002. The Company remains comfortable with earnings in the range of $2.93 to $2.98 per fully diluted share for the full year 2002, including the favorable adjustments to earnings as a result of the adoption of FAS 142 beginning January 1, 2002, but excluding material merger-related expenses. The Company currently anticipates full year 2002 results to be in the upper end of the projected range mentioned. Using this stated range, the Company expects EPS growth of 24% to 26% for the full year 2002 compared to reported full year 2001 results of $2.36 fully diluted EPS. Based on a closing stock price on October 18, 2002 of $36.66 per share, the Company's common stock traded at a price-to-earnings ratio of 12.3 times current average analyst estimates of $2.97 per fully diluted EPS for 2002. In addition, the Company's stock traded at
1.48 times September 30, 2002 book value per share of $24.71.

     IBERIABANK operates 21 offices located in south central Louisiana, 10 offices located in north Louisiana, and 8 offices located in the greater New Orleans area.

     To the extent that statements in this report relate to the plans, objectives, or future performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. IBERIABANK Corporation's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting IBERIABANK Corporation's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.